EXHIBIT 99.c2

Centerboard Securities CONFIDENTIAL Discussion Materials February 24, 2014 Project Northstar

Project Northstar Centerboard Securities CONFIDENTIAL Disclaimer This presentation was prepared on a confidential basis for the use of the Board of Directors of NTS Realty Capital, Inc. (the “Board of Directors”) to evaluate the fairness from a financial point of view of the transaction described herein. This presentation is not a recommendation to take any action with respect to any transaction or intended to provide the sole basis for any decision on any transaction. This presentation is subject to the assumptions, qualifications and limitations set forth herein and in the form of our fairness opinion letter separately provided to you. The recipient should make its own independent business decision with respect to a transaction based on all other information, advice, and its own judgment.   In this presentation, Centerboard Securities, LLC (“Centerboard”), at the Board of Directors’ direction, has relied on certain estimates, projections, and other forward-looking information with respect to NTS Realty Holdings Limited Partnership (the “Partnership”) and other parties involved in the transaction described herein, which information was provided to Centerboard by management of the Partnership. Centerboard has not assumed any responsibility for independently verifying any such information, and makes no representation or warranty, expressed or implied, as to the accuracy or completeness of such information. This presentation speaks only as of its date and Centerboard assumes no obligation to update it or to advise any person that its conclusions or advice has changed.   This presentation is confidential, has not been prepared with a view toward public disclosure under any securities laws or otherwise, and may not be disclosed to any other person or relied upon without the prior written consent of Centerboard.

Project Northstar Centerboard Securities CONFIDENTIAL Table of Contents Transaction Summary Overview of Northstar Financial Analysis Appendix Supplemental Materials

Centerboard Securities CONFIDENTIAL Section I: Transaction Summary

Project Northstar Centerboard Securities CONFIDENTIAL Summary Terms Transaction Consideration Transaction Structure Key Conditions Reps and Warranties $7.50 per Unit, plus a pro rata share of the settlement payment of $7,401,487 ( the “Settlement Payment”) less fees, expenses and an incentive award payable to plaintiffs’ counsel, if any, as awarded by the Court All outstanding units (including phantom units) other than those owned by J.D. Nichols and Brian Lavin (the "Purchasing Group") Statutory merger of wholly owned merger sub controlled by the Purchasing Group with and into the Partnership Minimal reps and warranties by the Partnership No survival post-closing Unitholder Approvals Final Approval of the Settlement Agreement Other standard conditions (truthfulness of reps and warranties, performance of covenants, no injunction) Non-Solicit Provisions Partnership agrees not to (i) initiate, solicit, encourage or facilitate any inquiries, proposals or offers, (ii) engage in any negotiations or provide any non-public information, or (iii) approve, endorse, recommend or enter into any agreement, with respect to an Alternative Proposal The Board of Directors shall not withdraw, modify or qualify in a manner adverse to Parent, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Parent, its approval of the Merger The Board of Directors shall not approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Alternative Proposal or enter into a definitive agreement with respect to an Alternative Proposal Termination Fee None "Alternative Proposal" defined as any inquiry, proposal or offer that could reasonably be expected to lead to (i) a merger or other business combination involving any Partnership entity, (ii) the issuance by the Partnership of any general partner interest or any class of equity interest constituting more than 30% of such class, or (iii) the acquisition of any general partner interest or any class of equity interest constituting more than 30% of such class or more than 30% of the consolidated total assets Definitions

Project Northstar Centerboard Securities CONFIDENTIAL Implied Multiples and Cap Rates (1) Includes Original Merger Consideration of $7.50 per unit plus the Settlement Payment. (2) Potential net consideration to be received by Unitholders (other than the Purchasing Group), assuming 30% of the Settlement Payment is paid to plaintiffs’ counsel as an incentive award. (3) Based on 154,273 phantom units as of 12/31/2013. (4) Adjusted for current assets, prepaid insurance, current liabilities, accrued property taxes, mark to market of debt, future capital expenditures, value of commercial development (Campus One and Campus Two) and value of multifamily development (Willows). (3) (4) (2) (1)

Centerboard Securities CONFIDENTIAL Section II: Overview of Northstar

Project Northstar Centerboard Securities CONFIDENTIAL Overview of Northstar Stock Chart Enterprise Value Allocated 2013 NOI by Sector Allocated 2013 NOI by State 85.9% 12.5% Office $3.6 million Retail $0.5 million Multifamily $24.9 million TN $8.5 million VA $2.7 million FL $4.7 million GA $0.6 million IN $4.3 million KY $8.1 million Note: Balance sheet data as of 12/31/13 (1) As of 2/21/14. (2) Based on 154,273 phantom units as of 12/31/13. 16.4% $ in millions except per unit data 15.0% 28.0% 9.2% 29.3% 1.6% 2.0%

Project Northstar Centerboard Securities CONFIDENTIAL Summary of Key Drivers and Financial Metrics (1) Same-Property year over year growth rates.

Project Northstar Centerboard Securities CONFIDENTIAL Repairs & Maintenance Analysis Note: Excludes Campus One. (1) Golf Brook, Sabal Park and Lakes Edge set equal to Northstar Multifamily 7-year average.

Project Northstar Centerboard Securities CONFIDENTIAL Adjusted Allocated NOI Analysis Note: Excludes Campus One. (1) Adjusted to reflect R&M 7-year average (2007 – 2013).

Centerboard Securities CONFIDENTIAL Section III: Financial Analysis

Project Northstar Centerboard Securities CONFIDENTIAL Summary Reference Range Selected Publicly Traded Company Analysis NAV Analysis DCF Analysis P/2013 FFO: 13.0x to 15.0x P/2013 AFFO: 15.0x to 16.0x Price Per Door: $87,000 to $100,000 Cap Rate (2013 NOI): 6.7% to 7.7% Cap Rate (Adjusted 2013 NOI): 6.8% to 7.9% Terminal exit cap rate: 7.0% to 8.0% Discount rate: 11.0% NOI 5-year CAGR: 2.8% $13.00 $12.75 $11.00 Gross Transaction Consideration: $9.25

Project Northstar Centerboard Securities CONFIDENTIAL Selected Publicly Traded Company Analysis Source: Company Filings and Wall Street Research Note: Balance Sheet data as of most recent filings. (1) Merger of Mid-America and Colonial Properties Trust completed on 10/1/13. (1)

Project Northstar Centerboard Securities CONFIDENTIAL Net Asset Value Analysis Note: Balance Sheet data as of 12/31/2013. (1) Equity valuation based on 2013 NOI of $1.4MM (93% occupancy as of 12/31/2013) capped at 6.5% less $17.2MM debt as of 12/31/2013. NTS has a 49% interest. (2) Based on analysis prepared by Management . (3) Based on 154,273 phantom units as of 12/31/2013.

Project Northstar Centerboard Securities CONFIDENTIAL Discounted Cash Flow Analysis (1) 2013 actuals per Management. (2) Per Wall Street Research. (3) Estimated annual growth of 3%. (4) Estimated at 12% of NOI per Wall Street Research. (5) Based on 154,273 phantom units as of 12/31/2013.

Centerboard Securities CONFIDENTIAL Appendix: Supplemental Materials

Project Northstar Centerboard Securities CONFIDENTIAL FFO & AFFO Build-Up Source: Company Filings and Management Note: Adjusted for one-time items (settlement proceeds, professional and administrative expense related to the going private transaction).

Project Northstar Centerboard Securities CONFIDENTIAL WACC Calculation Source: Public Filings and Thomson Reuters (1) Based on 20-year U.S. Treasury yield as of 02/19/2014. (2) Source: Ibbotson Associates 2012. (3) Assumes optimal debt/capital structure. (4) Equals 10-year treasury + 1.85% per Cushman Wakefield’s February 11, 2014 capital markets update.

Project Northstar Centerboard Securities CONFIDENTIAL Market NOI Source: Wall Street Research U.S. Apartment Same-Property NOI Growth